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                                                                    Exhibit 7(b)

                   FIRST AMENDED AND RESTATED CREDIT AGREEMENT

      This FIRST AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 22, 2000 (the "Agreement") is entered into by and between Liberty Livewire Corporation, a Delaware corporation ("Borrower") and Liberty Media Corporation ("Liberty").

                                    Recitals

      A. Borrower is a public company and a majority-owned subsidiary of Liberty.

      B. Borrower and Liberty are parties to a Credit Agreement dated as of June 10, 2000 (the "Original Credit Agreement").

      C. Borrower and Liberty desire to amend and restate the Original Credit Agreement as provided herein.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                   SECTION 1.
                        DEFINITIONS AND ACCOUNTING TERMS

      1.01 Terms. The following terms used in this Agreement and in any exhibits annexed hereto shall have the following meanings unless the context otherwise requires.

      "Affiliate" means, as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition and the definition of Subsidiary, `control' (and the correlative terms, `controlled by' and `under common control with') mean possession, directly or indirectly, of power to direct or cause the direction of the management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

      "Agreement" means this Agreement, either as amended and restated as of the date written above or as the same may from time to time hereafter be supplemented, modified, amended, restated or extended.

      "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.


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      "Average Market Price per Share" means the average of the daily Closing
Prices per share of the Class A Common Stock for the 10 consecutive trading days immediately prior to the date in question. Notwithstanding the foregoing, if the "ex" date (as hereinafter defined) for any event that requires an adjustment to the Conversion Price pursuant to Section 8.03 occurs during such 10 consecutive trading days, the Closing Prices during such period shall be appropriately adjusted, as determined by the board of directors of the Borrower in good faith, to effectuate the intent of this Agreement and to avoid any unjust or inequitable results relating thereto. For purposes of this definition, the term "ex" date (i) when used with respect to any issuance, distribution or transaction, means the first date on which the shares of Common Stock trade regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution or to participate in such transaction, and (ii) when used with respect to any subdivision, combination or other change in shares of Common Stock, means the first date on which the shares of Common Stock trade regular way on such exchange or in such market after the time at which such subdivision, combination or other change becomes effective.

      "Borrower" has the meaning given such term in the introduction hereof.

      "Borrowing" and "Borrow" each mean, a borrowing hereunder consisting of Loans made on the same day.

      "Borrowing Date" means the date that a Loan is made by Lender, which shall be a Business Day.

      "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

      "Capital Lease" means any monetary obligation of a Person under any leasing or similar arrangement that, in accordance with Generally Accepted Accounting Principles, is classified as a capital lease.

      "Class A Common Stock" means Borrower's Class A Common Stock, par value $.01 per share.

      "Class B Common Stock" means Borrower's Class B Common Stock, par value $.01 per share.

      "Closing Price" with respect to any securities on any day means the closing sale price as of 4:00 p.m. Eastern Time on such day or any earlier final closing on such day or, if no such sale takes place on such day, the average of the reported high and low bid prices on such day, in each case on The Nasdaq Stock Market, or the New York Stock Exchange, as applicable, or, if such security is not listed or admitted to trading on such national market or exchange, on the national stock


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exchange or Commission recognized trading market in the United States on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national stock exchange or Commission recognized trading market in the United States, the average of the high and low bid prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau, Incorporated or a similar generally accepted reporting service in the United States, or, if not so available, the average of the closing bid and asked prices as furnished by any market maker in such securities who is a member of the National Association of Securities Dealers, Inc.

      "Code" means the Internal Revenue Code of 1986, as amended, as from time to time in effect.

      "Commission" means the Securities and Exchange Commission, or any successor agency administering the principal United States federal securities laws.

      "Commitment" means Lender's commitment to make Loans to Borrower in accordance with this Agreement in an aggregate amount up to the Maximum Amount, as such commitment may be reduced or adjusted pursuant to the terms of this Agreement.

      "Common Stock" means the Class A Common Stock or the Class B Common Stock.

      "Common Stock Record Date" means, with respect to any dividend, distribution or other transaction or event in which holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the board of directors of the Borrower or by statute, contract or otherwise).

      "Conversion Price" means a conversion price of $10.00 per share of Class B Common Stock, subject to, and as adjusted pursuant to, Section 8 hereof.

      "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

      "Default" means any event or circumstance that, with the passing of time, giving of notice, or both would become an Event of Default.

      "Default Rate" means the Interest Rate plus 2%.

      "Dollars" and the sign "$" means dollars in lawful currency of the United States of America.

      "Environmental Laws" means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all


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administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health, safety and land use matters applicable to any property.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time in effect.

      "Event of Default" has the meaning provided for in Section 7.01.

      "Generally Accepted Accounting Principles" means generally accepted accounting principles in the United States as in effect from time to time, including, without limitation, applicable statements, bulletins and interpretations issued by the Financial Accounting Standards Board and bulletins, opinions, interpretations and statements issued by the American Institute of Certified Public Accountants or its committees.

      "Governmental Authority" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, central bank or comparable authority, authority, board, bureau, commission, department, instrumentality or public body, or (c) any court or administrative tribunal of competent jurisdiction.

      "Interest Payment" means, for each Interest Payment Date, the aggregate amount of all interest due and payable on such date on outstanding Loans hereunder.

      "Interest Payment Date" means the last Business Day of each calendar quarter and the Maturity Date.

      "Interest Rate" means a rate per annum equal to 10.00%.

      "Lender" means Liberty or any of its successors or assigns under this Agreement.

      "Liberty" has the meaning given such term in the introduction hereof.

      "Lien" means any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other encumbrance.

      "Loan" means a loan made to Borrower by Lender pursuant to this Agreement.

      "Loan Documents" means, collectively, this Agreement, the Notes, any Request for Borrowing and any other agreements of any type or nature hereafter executed and delivered by Borrower or any of its Subsidiaries or Affiliates to Lender in any way relating to or in furtherance of this Agreement, in each case, either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

      "Maturity Date" means June 30, 2008.


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      "Maximum Amount" means $213,600,000; provided that (i) if aggregate commitments under the Senior Credit Agreement are more than $415,000,000 (and commitments under the Senior Credit Agreement in excess of $415,000,000 are available for immediate borrowing by Borrower without conflict with any covenant or other provision of the Senior Credit Agreement) the Maximum Amount will be decreased by the amount of such immediately available excess senior borrowing capacity, (ii) if one or more of the pending or proposed transactions described on Schedule I are terminated or abandoned, the Maximum Amount will be decreased by the amount set forth opposite such transaction on such Schedule, and (iii) the Maximum Amount (as so adjusted) shall in no event be less than $145,000,000 or more than $213,600,000.

      "Note" means a promissory note made by Borrower to Lender evidencing the Loans made by Lender, substantially in the form of Exhibit B, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted (collectively, the "Notes").

      "Obligations" means all present and future obligations of every kind and nature of Borrower or any Subsidiary at any time and from time to time owed to Lender, any Person entitled to indemnification, or any one or more of them, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrower or any Subsidiary or Affiliate of Borrower.

      "Person" means an individual, a partnership, a corporation (including a business trust), a joint stock company, a trust, an unincorporated association, a joint venture or any other entity of any type whatsoever, or any government or any agency or political subdivision thereof.

      "Property" means all types of real, personal, tangible, intangible or mixed property.

      "Request for Borrowing" means a written request substantially in the form of Exhibit A duly completed and signed by a Responsible Officer, or a telephonic request followed by such a written request, in each case delivered to Lender by Requisite Notice. Any Request for Borrowing received prior to 3:00 p.m. New York City time on a Business Day shall be effective as of such Business Day; any Request for Borrowing received at or after 3:00 p.m. New York City time, or at any time on a day that is not a Business Day, shall be effective as of the next Business Day.

      "Requisite Notice" means, unless otherwise provided herein, (a) irrevocable written notice to the intended recipient or (b) irrevocable telephonic notice to the intended recipient, promptly followed by a written notice to such recipient. Such notices shall be (i) delivered to such recipient at the address or telephone number specified in Section 9.05 hereof or as otherwise designated by the intended recipient by Requisite


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Notice to the Person giving such notice and (ii) if made by Borrower, given or made by a Responsible Officer. Any written notice shall be in the form, if any, prescribed in the applicable section hereof or thereof and may be delivered as provided in Section 9.05. Any notice sent by other than hard copy shall be promptly confirmed by a telephone call to the recipient and, if requested by the Lender, by a manually-signed hard copy thereof.

      "Responsible Officer" means the Chairman, Chief Executive Officer, President, Chief Financial Officer, or Controller of Borrower.

      "Senior Credit Agreement" means the Credit Agreement dated as of December 22, 2000, by and among Borrower, the financial institutions parties thereto as "Lenders", Bank of America, N.A., as swingline lender, issuer and administrative agent, Salomon Smith Barney, Inc., as syndication agent, The Bank of New York Company, Inc., as documentation agent and Banc of America Securities LLC, as lead arranger and book manager, as such Credit Agreement may from time to time be amended, renewed, refunded, restructured, refinanced or expanded in whole or in part, and with the same or other lenders.

      "Senior Creditor" has the meaning given such term in the Subordination Agreement.

      "Subordination Agreement" means the Subordination Agreement dated as of December 22, 2000, by and among Liberty, Borrower and Bank of America, N.A., as Administrative Agent, in favor of each of the Senior Creditors (as defined therein), substantially in the form of Exhibit C attached hereto.

      "Subsidiary" means any Person (whether now existing or hereafter organized or acquired) of which Borrower owns, directly or indirectly, more than fifty percent (50%) of the securities or other equity interests or which Borrower otherwise controls (collectively "Subsidiaries").

      1.02 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with Generally Accepted Accounting Principles. When used herein, the term "financial statements" shall include the notes and schedules thereto, but need not include such notes or schedules when used in reference to such statements of any Person as of any date other than the end of a fiscal year of such Person.

      1.03 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference and hereby made an integral part of this Agreement.

      1.04 Miscellaneous Terms. The term "or" is non-exclusive, unless the context requires otherwise. The term "shall" is mandatory; the term "may" is permissive. The term "including" is by way of example and not limitation.


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                                   SECTION 2.
                 COMMITMENTS; INTEREST; FEES; PAYMENT PROCEDURES

      2.01 The Commitments.

      (a) Subject to the terms and conditions set forth in this Agreement, Lender hereby agrees to make Loans to Borrower hereunder from time to time on or before March 31, 2004, for the purposes described on Schedule I hereto, up to an aggregate maximum principal amount outstanding at any time equal to the Maximum Amount.

      (b) Loans made by Lender shall be evidenced by one or more Notes. Lender may endorse on the schedules, if any, annexed to any Note the date, amount and maturity of any Loans made and payments received with respect thereto.

      (c) All Notes hereunder shall be conclusive absent manifest error of the amount of such Loans and payments thereon. Any errors in executing any Notes shall not limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Loans.

      (d) In addition to the commitment set forth in Section 2.01(a), Lender may, in its sole and absolute discretion, elect to increase the amount available for borrowing under this Agreement, up to a maximum of $100,000,000, subject to the consent of Borrower to such increase and any applicable limitations in the Senior Credit Agreement. Any amounts loaned to Borrower pursuant to this Section 2.01(d) shall constitute Loans for all purposes of this Agreement and shall be subject to all applicable terms and conditions of this Agreement and the Subordination Agreement. If Lender, in its sole and absolute discretion, elects to increase the amount available for Borrowing pursuant to this Section 2.01(d), the aggregate amount of such increased availability, the permitted uses thereof and any conditions or restrictions on Borrowing relating thereto (in addition to the conditions in Section 4.02) shall be set forth in a supplement to this Agreement, in such form as Lender and Borrower shall mutually agree, and any such supplement shall form a part of this Agreement for all purposes hereof.

      2.02 Borrowings.

      (a) Borrower may request a Borrowing by delivering a duly completed Request for Borrowing therefor by Requisite Notice to Liberty at least seven Business Days prior to the Borrowing Date. Borrowings may be made solely for the purposes described on Schedule I attached hereto. Each Request for Borrowing shall indicate the purpose for which such Borrowing shall be used, and the aggregate principal amount of Borrowings drawn for any category on Schedule I shall not exceed, in the aggregate, the maximum principal amount available for such category set forth on Schedule I. Funds available for any one category on
Schedule I may not be used for any other such category.


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      (b) Lender shall make available to Borrower the funds for each Loan in
Dollars not later than 3:00 p.m. New York City time on the Business Day specified as the proposed Borrowing Date in the relevant Request for Borrowing, subject to the prior satisfaction or waiver of the applicable conditions to such Borrowing set forth in Section 4 hereof.

      2.03 Prepayments.

      (a) Borrower may not voluntarily prepay any Loans without the prior written consent of Lender, except as otherwise expressly provided in this
Section 2.03.

      (b) Subject to the Subordination Agreement and to subsection (f) of this
Section 2.03, Borrower shall have the right to prepay all or any portion of the Loans, on the terms and conditions set forth in this Section 2.03, by giving Requisite Notice to Lender in writing of Borrower's election to make such prepayment, specifying (i) the aggregate principal amount of Loans to be prepaid (which shall be an integral multiple of $25,000,000) and (ii) the date fixed for such prepayment (which shall be a Business Day at least 15 and not more than 20 Business Days after the date of any such notice).

      (c) A notice of prepayment pursuant to Section 2.03(b) may only be given during the 30 day period commencing on the 2nd anniversary of this Agreement and shall be irrevocable when given. If a notice of prepayment is given pursuant to
Section 2.03(b), then the principal amount to be prepaid, plus all accrued unpaid interest on such principal amount and the fees required by Section 2.03(d), shall be due and payable in full in cash on the date fixed for prepayment, subject in any event to the Subordination Agreement.

      (d) In the event of any prepayment hereunder, as a condition to and concurrently with such prepayment, Borrower shall pay Lender a prepayment fee in the form of cash and shares of Class B Common Stock determined as follows:

            (i) an amount of cash equal to the amount by which the aggregate interest payments made by Borrower to Lender on all Loans hereunder during the periods such Loans were outstanding (whether in cash or in shares of Class B Common Stock, calculated as if always paid in cash) was less than the cash interest that would have been required to be paid during such periods if the interest rate under the Loans for such period was 15% per annum; and

            (ii) that number of shares of Class B Common Stock equal to 10% of the number of shares of Class B Common Stock that would be issuable on the date fixed for prepayment if the aggregate principal amount of Loans to be prepaid on such date, together with all accrued unpaid interest thereon, were converted by Lender into shares of Class B Common Stock pursuant to
      Section 8 of this Agreement, effective as of such date.


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      (e) Anything contained herein to the contrary notwithstanding, Lender shall have the right, in its sole discretion, to convert into shares of Class B Common Stock pursuant to Section 8 hereof, in whole or in part, any Loans that Borrower shall elect to prepay under this Section 2.03, by giving notice thereof to Borrower at any time on or before the fifth Business Day preceding the day fixed for such prepayment pursuant to Section 2.03(b).

      (f) Nothing in this Section 2.03 is intended to waive, or shall be construed as a waiver of, any provision of the Subordination Agreement or any rights of any Senior Creditor thereunder, all of which are hereby expressly reserved for the benefit of the Senior Creditors, and the provisions of this
Section 2.03 are in all respects subject to and limited by the Subordination Agreement. The Subordination Agreement prohibits any prepayment of the Loans until the Senior Indebtedness (as defined in the Subordination Agreement) has been indefeasibly paid in full in cash, and nothing in this Agreement is intended or should be construed to indicate that the Senior Creditors (or the Required Lenders, as defined in the Senior Credit Agreement) have waived or agreed to waive such prohibition. No portion of any Loans shall be prepaid at any time that such prepayment and/or the payment by Borrower to Lender of all fees relating to such prepayment pursuant to this Section 2.03 (and the acceptance and retention by Lender for its own account of all such fees and the full amounts prepaid by Borrower hereunder) would conflict with, violate or constitute a breach of or default under, the Subordination Agreement.

      2.04 Principal and Interest.

      (a) Borrower shall pay, and hereby promises to pay, the outstanding principal amount of each Loan on the Maturity Date.

      (b) Borrower shall pay, and hereby promises to pay, interest on the unpaid principal amount of the Loans (before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law) from the date borrowed until paid in full (whether by acceleration or otherwise) on each Interest Payment Date for each Loan at the Interest Rate (or, as provided in Section 2.04(c), the Default
Rate).

      (c) If any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), then from and after the date such amount was due, such amount shall bear interest at the Default Rate instead of the Interest Rate. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable laws and payable upon demand.

      (d) Notwithstanding subsections 2.04(b) and (c), all interest payable hereunder shall be paid either:


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        -       in cash (subject to the Subordination Agreement)

        -       in shares of Class B Common Stock pursuant to Section
                2.04(d)(iii), or

        - in any combination of cash (subject to the Subordination Agreement) and shares of Class B Common Stock.

The manner in which such form of payment shall be determined is as follows:

            (i) Borrower shall pay interest in cash to the extent permitted under the Subordination Agreement and the Senior Credit Agreement, without resulting in any breach or violation thereof. If Borrower elects to pay all or any portion of an Interest Payment in cash, Borrower shall give written notice of such election to Lender at least 15 and no more than 60 days prior to the relevant Interest Payment Date, stating the aggregate amount of such Interest Payment to be paid in cash. If no such notice is provided by Borrower, Borrower shall be required to pay the entire Interest Payment due on such Interest Payment Date in shares of Class B Common Stock pursuant to Section 2.04(d)(iii).

            (ii) An election by Borrower pursuant to Section 2.04(d)(i) to pay all or any portion of an Interest Payment in cash shall be irrevocable, subject to the Subordination Agreement. However, if the Subordination Agreement would prohibit Borrower from paying to Lender (or prohibit Lender from accepting and retaining for its own account) any portion of any Interest Payment that would otherwise be paid or payable in cash, Borrower shall nevertheless pay such portion of such Interest Payment to Lender in shares of Class B Common Stock pursuant to Section 2.04(d)(iii).

            (iii) In the case of any Interest Payment or portion thereof to be paid in shares of Class B Common Stock, such Interest Payment or portion thereof shall be paid by delivery of a certificate in proper form, dated as of such Interest Payment Date, representing that whole number of shares of Class B Common Stock as shall equal the amount of interest to be so paid, divided by a price per share equal to 95% of the Average Market Price per Share of the Class A Common Stock on such Interest Payment Date, plus cash in lieu of any fractional share in accordance with Section 8.04.

      2.05 Computation of Interest. Computation of interest on all Loans under this Agreement shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable laws shall not accrue or be payable hereunder, and any amount paid as interest hereunder which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.


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      2.06 Manner and Treatment of Payments between Borrower and Lender.

      (a) Unless otherwise provided herein, all payments by Borrower shall be made to Lender at Lender's office (as set forth herein) no later than 3:00 p.m. New York City time on the date due. All payments received after such time on any Business Day (or on a day that is not a Business Day) shall be deemed received on the next succeeding Business Day. All payments shall be made in immediately available funds in lawful money of the United States of America, or as otherwise expressly provided in this Agreement.

      (b) If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day and the extension of time shall be reflected in computing interest.

      2.07 Funding Sources.

      Nothing in this Agreement shall be deemed to obligate Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

                                   SECTION 3.
                                      TAXES

      3.01 Taxes. Each payment of any amount payable by Borrower under this Agreement or any other Loan Document (and each delivery by Borrower hereunder or thereunder of shares of Class B Common Stock) shall be made free and clear of, and without reduction by reason of, any applicable taxes. To the extent that Borrower is obligated by applicable laws to make any deduction or withholding on account of applicable taxes from any amount payable (or any shares of Class B Common Stock issuable) to Lender under this Agreement, Borrower shall promptly notify Lender of such fact and shall (a) make such deduction or withholding and pay the same to the relevant Governmental Authority and (b) pay such additional amount directly to Lender as is necessary to result in Lender's receiving a net after-applicable tax amount equal to the amount to which Lender would have been entitled under this Agreement absent such deduction or withholding. Notwithstanding the foregoing, Borrower shall not be liable for any income tax or similar obligation of Lender or any penalty or other amount in respect thereof.


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                                   SECTION 4.
                                   CONDITIONS

      4.01 Initial Extension of Credit.

      The obligation of Lender to make the initial Loan to be made by it is subject to the prior delivery to Lender of the following, in form and substance satisfactory to Lender (unless Lender, in its sole and absolute discretion, shall agree otherwise):

      (a) This Agreement duly executed by Borrower and Lender;

      (b) A Note executed by Borrower in favor of Lender, in a principal amount equal to the amount of the initial Loan;

      (c) A certificate signed by a Responsible Officer certifying (i) that all representations and warranties of Borrower contained in Section 5 are true and correct, (ii) that Borrower is in compliance with all the terms and provisions of the Loan Documents to which it is a party, and (iii) that, after giving effect to the initial Loan, no Default or Event of Default exists.

      (d) Such other evidence as Lender may reasonably request to establish compliance with the conditions set forth in this Agreement and the taking of all proceedings in connection herewith.

      Any document required or requested pursuant to this Section 4.01 may be furnished by facsimile transmission provided that original documents (where applicable) are furnished within five Business Days after the facsimile transmission.

      4.02 Conditions of Lending.

      The obligations of Lender to make any Loan are subject to the fulfillment of the following conditions precedent:

      (a) On each Borrowing Date, and after giving effect to the Loans to be made on each such Borrowing Date:

            (i) there shall exist no Default or Event of Default;

            (ii) the representations and warranties contained in this Agreement shall be true, correct and complete in all material respects on and as of such date to the same extent as though made on and as of such date;

            (iii) Borrower is in compliance with all the terms and provisions of this Agreement and each other Loan Document to which it is a party;

            (iv) there shall exist no Default or Event of Default under (and, in each case, as such term is defined in) the Senior Credit Agreement, other than any such


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      Default or Event of Default that would reasonably be expected to be cured by the making of such Loan and the consummation of the transaction for which such Loan is being requested, as set forth in the applicable Request for Borrowing; and

            (iv) the most recent financial statements delivered to Lender by Borrower pursuant to Section 6.01 shall have been prepared in accordance with Generally Accepted Accounting Principles and shall fairly present the financial condition and results of operations of Borrower and its Subsidiaries as of the dates and for the periods indicated.

      (b) All documents required by the provisions of this Agreement to be executed or delivered to Lender on or before the applicable Borrowing Date shall have been executed and shall have been delivered to Lender on or before such Borrowing Date;

      (c) Lender shall have timely received a duly completed Request for Borrowing; and

      (d) Lender shall have received, in form and substance satisfactory to Lender, a certificate signed by a Responsible Officer certifying (i) that the conditions to borrowing in Section 4.02(a) have been satisfied and (ii) that the transaction for which such Loan is being requested (as set forth in the Request for Borrowing) is scheduled and expected to close within five Business Days after the applicable Borrowing Date, and such other assurances, certificates, documents or consents related to the foregoing as Lender reasonably may require.

                                   SECTION 5.
                         REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants to Lender that:

         5.01 Due Incorporation; Good Standing. Borrower is a Delaware corporation duly organized and existing under the laws of Delaware, and, to the best of Borrower's knowledge, is properly licensed and in good standing in, and where necessary to maintain Borrower's rights and privileges has complied with the fictitious name statute of, every jurisdiction in which Borrower is doing business. Each of Borrower's Subsidiaries is a corporation, limited liability company, partnership, limited partnership or other legal entity duly organized and existing under the laws of the jurisdiction in which it was formed, and, to the best of Borrower's knowledge, is properly licensed and in good standing in, and where necessary to maintain Borrower's rights and privileges has complied with the fictitious name statute of, every jurisdiction in which Borrower is doing business, except for any such case in which the failure to be so licensed, or to be in good standing, or to comply with such fictitious name statute would not, individually or in the aggregate, have a material adverse effect on Borrower and its Subsidiaries, taken as a whole.

         5.02 Corporate Power; Authorization. The execution, delivery and performance of this Agreement and each other Loan Document to which Borrower is a party are within Borrower's powers, have been duly authorized, and are not in conflict with the terms of any charter, bylaw or other organization papers of Borrower, or any instrument or agreement to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries is bound or affected.

         5.03 Government Action. No approval, consent, exemption or other action by, or notice to or filing with, any Governmental Authority is necessary in connection with the execution, delivery, performance or enforcement of this Agreement or any other Loan Document to which Borrower is a party, except as may have been obtained and certified copies of which have been delivered to Lender and except as provided in Section 8.07 of this Agreement.

         5.04 No Legal Bar. There is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on Borrower that would be contravened by the execution, delivery, performance or enforcement of this Agreement or any other Loan Document.

         5.05 Enforceable Obligation. This Agreement and each other Loan Document to which Borrower is a party is a legal, valid and binding agreement of Borrower, enforceable against Borrower in accordance with its terms.

                                   SECTION 6.
                                   COVENANTS

         Borrower covenants and agrees that so long as any Loan remains outstanding, and until the full and final payment of all Obligations hereunder, it will, and will cause each of its Subsidiaries to, unless Lender waives compliance in writing:

         6.01         Financial and Other Information.  Deliver to Lender:

         (a) as soon as available but no later than 50 days after the end of each of its first three fiscal quarters in each fiscal year, the unaudited consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related unaudited statements of operations, stockholders equity and cash flows of Borrower and its Subsidiaries for such fiscal quarter and that portion of the fiscal year through the end of such quarter, and setting forth in each case in comparative form the figures from the budget for such fiscal year most recently furnished to Lender pursuant to Section 6.02 and the actual figures for the corresponding date or period in the previous year. Such financial statements shall be prepared in accordance with Generally Accepted Accounting Principles, shall be complete and correct, shall fairly present the financial condition and results of operations of Borrower and its Subsidiaries at the dates and for the periods presented, and shall be so certified by a Responsible Officer of Borrower; and

         (b) as soon as available but no later than 95 days after the end of each of its fiscal years, a complete copy of an audit report of Borrower and its Subsidiaries which shall include at least the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the close of such year, and the related statements of operations, stockholders equity and cash flows for the year then ended, setting forth in each case in comparative form the figures as of the end of and for the previous year. Such financial statements shall be prepared in accordance with Generally Accepted Accounting Principles, shall fairly present the financial position and results of operations of Borrower and its Subsidiaries at the dates and for the periods presented, and shall be certified by KPMG Peat Marwick, or other independent public accounting firm of recognized national standing selected by Borrower and satisfactory to Lender. Such certificate shall not be qualified or limited because of restricted or limited examination by such accountant of any material portion of Borrower's records or otherwise or contain any exceptions with respect to possible errors generated by financial reporting.

         6.02 Certificates, Notices and Other Information. Deliver to Lender in form and detail satisfactory to Lender such statements, lists of property and accounts, budgets, forecasts or reports as Lender may reasonably request from time to time.

         6.03 Prompt Notice. Immediately give written notice to Lender of:

         (a) any and all litigation affecting Borrower or any of its Subsidiaries as a defendant and where the amount claimed in a single litigation action is in excess of

$2,000,000 or when the aggregate amount claimed in all litigation actions is in excess of $10,000,000;

         (b) any substantial dispute that may exist between Borrower and any Governmental Authority;

         (c) any proposal by any public authority to acquire the assets or business of Borrower or to compete with Borrower;

         (d) any Event of Default or Default

         (e) any Event of Default under (and as defined in) the Senior Credit Agreement, or any event or circumstance that, with the passing of time, giving of notice, or both would become such an Event of Default; and

         (e) any other matter that has resulted or that might result in a material adverse change in Borrower's financial condition or operations or impairment in Borrower's ability to perform its obligations hereunder or under any other Loan Document to which Borrower is a party.

         6.04 Maintain Existence. Maintain and preserve its existence and all rights, privileges and franchises now enjoyed, and keep all its properties in good working order and condition.

         6.05 Compliance With Legal Requirements. At all times comply with all laws, rules, regulations, orders and directions of any Governmental Authority having jurisdiction over it or its business (including without limitation ERISA and all regulations of any Governmental Authority promulgated thereunder) and conduct its operations and keep and maintain its property in compliance with all Environmental Laws.

         6.06 Insurance. Maintain and keep in force on all of its property such insurance as is normal for the industry in which Borrower conducts its business and is satisfactory to Lender as to amount, nature and carrier covering fire damage (including use and occupancy), public liability, product liability, property damage and workers' compensation, and deliver to Lender upon request a schedule certified to be correct by a Responsible Officer of Borrower setting forth all insurance in force as of the date of such schedule.

         6.07 Books and Records. Maintain adequate books, accounts and records in accordance with Generally Accepted Accounting Principles, and permit employees or agents of Lender at any reasonable time and as often as may reasonably be desired to inspect its properties, and to examine or audit its books, accounts and records and make copies and memoranda thereof and to discuss the business, operations, properties and financial and other conditions of Borrower and its Subsidiaries with officers of Borrower.

         6.08 Use of Proceeds. Use the proceeds of the Loans as provided for on
Schedule I hereto, or in the case of any Loans made pursuant to Section 2.01(d), as provided for in any supplement to this Agreement entered into by Borrower and Lender pursuant to Section 2.01(d).

         6.09 Incurrence of Debt after Payment of Senior Debt.

         Not create, incur, assume or suffer to exist any Indebtedness (as defined in the Senior Credit Agreement) during the period (x) from and after the satisfaction and discharge in full of all obligations of Borrower and its Subsidiaries under the Senior Credit Agreement and (y) prior to the date that all obligations of Borrower and its Subsidiaries under the Senior Credit Agreement have been "indefeasibly paid in full" within the meaning of the Subordination Agreement.

                                   SECTION 7.
              EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

         7.01 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder ("Event of Default"):

         (a) Borrower shall fail to pay any principal when due, whether at maturity, on demand, upon acceleration or otherwise; or

         (b) Borrower shall fail to pay any amount of cash interest, fees, expenses, indemnity payments or any other amount payable by Borrower to Lender under this Agreement within 20 days after the date when such amounts are due, whether at maturity, on a specified date, on demand, upon acceleration or otherwise; or

         (c) Borrower shall fail to pay any non-cash interest pursuant to
Section 2.04(d)(iii) within two Business Days after written notice to Borrower of such failure; or

         (d) Any representation or warranty hereunder or any other Loan Document or in connection with any transaction contemplated hereby or in any financial statement furnished to Lender shall prove to have been false or misleading in any material respect when made or when deemed to have been made; or

         (e) Borrower shall breach, or default under, any other term, condition, provision or covenant contained in this Agreement or any other Loan Document and such breach or default is not remedied to Lender's satisfaction within 31 days after the occurrence thereof; or

         (f) Borrower or any of its Subsidiaries, without prior written consent of Lender, commences or consents to the commencement of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is commenced without the consent of that Person and continues undismissed or unstayed for 60 calendar days (it being understood that the filing of a petition for relief under any Debtor Relief Law by any person entitled to do so thereunder shall be deemed to commence a proceeding under such Debtor Relief Law, for all purposes of this Section 7.01(f)); or

         (g) Any Default or Event of Default shall occur under (and as defined in) the Senior Credit Agreement, and, following the occurrence thereof, all or substantially all of the principal amount of indebtedness owed by Borrower under the Senior Credit Agreement shall be or become immediately due and payable.

         7.02 Remedies Upon Event of Default. Without limiting any other rights or remedies of Lender provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable law, or in equity, or otherwise:

         (a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 7.01(f):

             (i) the Commitments and all other obligations of Lender and all rights of Borrower under the Loan Documents shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower, except that Lender may, in its sole discretion, waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to Lender, as the case may be, and in its sole discretion, to reinstate the Commitments; and

             (ii) Lender may terminate the Commitments by written notice to Borrower; and

             (iii) subject to the Subordination Agreement, Lender may declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

         (b) Upon the occurrence of any Event of Default described in Section 7.01(f):


             (i) the Commitments and all other obligations of Lender and all rights of Borrower under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that Lender may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to Lender in its sole discretion, to reinstate the Commitments; and

                 (ii) the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

         (c) Subject to the Subordination Agreement, upon the occurrence of any Event of Default, Lender, without notice to or demand upon Borrower, which are hereby expressly waived by Borrower, may proceed to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and such other rights and remedies as are provided by law or equity.

         (d) Subject to the Subordination Agreement, the order and manner in which Lender' rights and remedies are to be exercised shall be determined by Lender in its sole discretion. Regardless of how Lender may treat payments for the purpose of its own accounting, for the purpose of computing Borrower's Obligations hereunder, payments shall be applied first, to the costs and expenses of Lender, as provided in Section 9.03 hereof, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to Lender under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Lender hereunder or thereunder or at laws or in equity.

                                   SECTION 8.
                                CONVERSION RIGHTS

         8.01 Conversion Privilege. Upon the written request of Lender, Borrower shall be obligated to convert, in whole or in part, the principal amount of, and any accrued unpaid interest under, any Loan (as stated in such written request) into that number of duly authorized, validly issued, fully paid and nonassessable shares of Borrower's Class B Common Stock at the Conversion Price. Lender's written request shall (i) state the name or names (with addresses) in which the certificate or certificates for shares of Class B Common Stock which shall be issuable upon such conversion shall be issued and (ii) enclose the Notes(s) representing such Loans being converted for cancellation. Borrower shall issue and deliver to Lender as soon as possible after receipt of such written request, at Borrower's expense, (i) certificate(s) for the number of shares of Class B Common Stock due on such conversion and (ii) in the case of any Note which is converted in part only, a new Note in principal amount equal to the unconverted portion of such Note. In addition, all shares of Class B Common Stock to be delivered pursuant to this Section 8.01 will be free of preemptive rights and free from all taxes payable by Borrower and Liens (except for any Liens created or suffered to be created by Lender), and will not be subject to any restrictions on voting or transfer thereof that are created by Borrower except for such restrictions on voting or transfer provided in this Agreement or any of the Loan Documents, Borrower's Certificate of Incorporation and Bylaws, or as otherwise provided by law. The conversion of any Loan(s) (or portion thereof) shall be deemed to have been effected as soon as the Note(s) relating thereto shall have been surrendered for conversion in the manner herein provided, so that the rights of Lender under such Note(s) (or with respect to the portion thereof converted, in the case of any partial conversion) shall cease at such time, and Lender shall be treated for all purposes as having become the holder of such shares of Class B Common Stock at such time; and at the same time of any such conversion, Borrower's obligations pursuant to this Agreement or any of the Loan Documents, insofar as such obligations pertain to the Loans or portions thereof so converted, shall cease and terminate.

         8.02 Registration Rights Agreement. For the avoidance of doubt, any and all shares of Class B Common Stock issued pursuant to this Section 9 shall constitute Registrable Shares under the Registration Rights Agreement between Lender and Borrower dated as of November 28, 2000.

         8.03 Antidilution Provisions.

          (a) The Conversion Price shall be adjusted from time to time by Borrower as follows:

                  (i) If Borrower shall hereafter pay a dividend or make a distribution to all holders of the outstanding shares of Common Stock in shares of Common Stock, the Conversion Price in effect at the opening of business on the date following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Class A Common Stock and Class B Common Stock outstanding at the close of business on the Common Stock Record Date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares of Common Stock constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the Common Stock Record Date. If any dividend or distribution of the type described in this Section 8.03(a)(i) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

                  (ii) In case Borrower shall issue or sell any Common Stock, or securities convertible into or exercisable or exchangeable for shares of Common Stock (other than Common Stock, or securities convertible into or exercisable or exchangeable for shares of Common Stock, issued
         (A) pursuant to Borrower's existing or future stock option plans or pursuant to any other existing or future Common Stock-related director or employee compensation plan or arrangement of Borrower approved by the Board of Directors (provided that, with respect to any stock option or other right granted after November 28, 2000, the per share exercise price of such option or right is equal to or greater than the per share Closing Price of the Class A Common Stock on the date of the grant thereof), (B) as consideration for the acquisition of a business or of assets (provided that the fair market value of such business or assets, as determined by the board of directors of the Borrower in good faith, divided by the number of shares of Common Stock so issued is equal to or greater than the Average Market Price per Share (in each case determined at the time Borrower enters into a binding agreement with respect to such acquisition), (C) pursuant to warrants outstanding on the date hereof,
         (D) upon the conversion of any Notes pursuant to this Section 8, or (E) upon exercise, conversion or exchange of any security the issuance of which caused an adjustment under the provisions hereof or the issuance of which did not require adjustments hereunder), for effective consideration per share (or, in the case of options, warrants, or convertible or exchangeable securities having an effective exercise, conversion or exchange price per share of Common Stock) less than the Average Market Price per Share on the date of such issuance, the Conversion Price in effect immediately prior to such issuance or sale shall be reduced effective as of immediately following such issuance or sale by multiplying such Conversion Price by a fraction, (1) the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issuance or sale and
         (y) the number of shares of Common Stock which the aggregate consideration receivable by Borrower for the total number of additional shares of Common Stock so issued or sold (or issuable on conversion, exercise or exchange) would purchase at the Average Market Price per Share in effect immediately prior to such issuance or sale and (2) the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance or sale and the number of additional shares of Common Stock to be issued or sold (or, in the case of convertible or exchangeable securities, issuable on conversion, exercise or exchange).

                  (iii) If Borrower shall offer or issue rights or warrants to all holders of its outstanding shares of Class A Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Average Market Price per Share on the Common Stock Record Date fixed for the determination of shareholders entitled to receive such rights or warrants, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect at the opening of business on the date after such Common Stock Record Date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the

         Common Stock Record Date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock subject to such rights or warrants would purchase at such Average Market Price per Share and of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the Common Stock Record Date plus the total number of additional shares of Common Stock subject to such rights or warrants for subscription or purchase. Such adjustment shall become effective immediately after the opening of business on the day following the Common Stock Record Date fixed for determination of shareholders entitled to purchase or receive such rights or warrants. To the extent that shares of Common Stock are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights or warrants are not so issued, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such date fixed for the determination of shareholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Average Market Price per Share, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account (x) any consideration received for such rights or warrants and (y) the amount of any exercise price or subscription price required to be paid upon exercise of such warrants or rights, with the value of such consideration and the amount of such exercise or subscription price, if other than cash, to be determined by the board of directors of Borrower.

                  (iv) If the outstanding shares of the Class A Common Stock and/or the outstanding shares of the Class B Common Stock shall be subdivided into a greater number of shares of such Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall in either case be proportionately reduced, and, conversely, if the outstanding shares of the Class A Common Stock and/or the outstanding shares of the Class B Common Stock shall be combined into a smaller number of shares of such Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall in either case be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective, but any such subdivision or combination affecting both the Class A Common Stock and the Class B Common Stock shall only result in a single adjustment to the Conversion Price.

                  (v) If Borrower shall, by dividend or otherwise, distribute to holders of shares of Common Stock any class of capital stock of Borrower (other than any dividends or distributions to which Section 8.03(a)(i) applies) or evidences of indebtedness, cash or other assets (including securities, but excluding any rights or warrants of a type referred to in Section 8.03(a)(iii) and excluding any capital stock, evidences of indebtedness, cash or assets distributed upon a merger or consolidation to which Section 8.03(b) applies) (the foregoing hereinafter in this

         Section 8.03(a)(v) called the "Distributed Securities"), then, in each such case, the Conversion Price shall be reduced so that the same shall be equal to the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Common Stock Record Date with respect to such distribution by a fraction of which the numerator shall be the Average Market Price per Share on such date less the fair market value (as determined by the board of directors of Borrower, whose good faith determination shall be conclusive and described in a resolution of such board) on such date of the portion of the Distributed Securities so distributed applicable to one share of Common Stock and the denominator shall be such Average Market Price per Share, such reduction to become effective immediately prior to the opening of business on the day following the Common Stock Record Date; provided, however, that, in the event the then fair market value (as so determined) of the portion of the Distributed Securities so distributed applicable to one share of Common Stock is equal to or greater than the Average Market Price per Share on the Common Stock Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Notes shall have the right to receive upon conversion of a Note (or any portion thereof) the amount of Distributed Securities such holder would have received had such holder converted such Note (or portion thereof) into Class B Common Stock (and had converted such shares of Class B Common Stock into shares of Class A Common Stock, if such distribution shall have been made only on shares of Class A Common Stock (and no comparable distribution shall be been made concurrently on shares of Class B Common Stock)), immediately prior to the Common Stock Record Date. If such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such dividend or distribution had not been declared. If the Board of Directors determines the fair market value of any distribution for purposes of this Section 8.03(a)(v) by reference to the actual or when issued trading market for any securities constituting all or part of such distribution, it must in doing so consider the prices in such market over the same period used in computing the Average Market Price per Share pursuant to Section 1.01, to the extent possible.

                  Rights or warrants distributed by Borrower to all holders of shares of Class A Common Stock and Class B Common Stock entitling the holders thereof to subscribe for or purchase shares of Borrower's capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events ("Dilution Trigger Event"): (A) are deemed to be transferred with such shares of Common Stock; (B) are not exercisable; and (C) are also issued in respect of future issuances of shares of Common Stock, shall be deemed not to have been distributed for purposes of this Section 8.03(a)(v) (and no adjustment to the Conversion Price under this Section 8.03(a)(v) shall be required) until the occurrence of the earliest Dilution Trigger Event, whereupon such rights or warrants shall be deemed to have been distributed and an appropriate adjustment to the Conversion Price under this Section 8.03(a)(v) shall be made. If any such rights or warrants, including any such existing rights or warrants distributed prior to the date of this Agreement, are subject to subsequent events, upon the occurrence of each of which such rights or warrants shall become exercisable to purchase securities, evidences of indebtedness or other assets, then the occurrence of each such event shall be deemed to be such date of issuance and record date with respect to new rights or warrants (and a termination or expiration of the existing rights or warrants, without exercise by the holder thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Dilution Trigger Event with respect thereto, that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under this Section 8.03(a)(v) was made, (1) in the case of any such rights or warrants which shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Dilution Trigger Event, as the case may be, as though it were a cash distribution to which this Section 8.03(a)(v) were applicable, equal to the per share redemption or repurchase price received by a holder or holders of shares of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of shares of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights and warrants had not been issued.

                  Notwithstanding any other provision of this Section 8.03(a)(v) to the contrary, rights, warrants, evidences of indebtedness, other securities, cash or other assets (including, without limitation, any rights distributed pursuant to any shareholder rights plan) shall be deemed not to have been distributed for purposes of this Section 8.03(a)(v) if Borrower makes proper provision so that each holder of Notes on the date fixed for determination of shareholders entitled to receive such distribution shall receive upon such distribution, the amount and kind of such distributions that such holder would have been entitled to receive if such holder had, immediately prior to such determination date, converted such Note into shares of Class B Common Stock (and had converted such shares of Class B Common Stock into shares of Class A Common Stock, if such distribution shall have been made only on shares of Class A Common Stock (and no comparable distribution shall be been made concurrently on shares of Class B Common Stock)).

                  For purposes of this Section 8.03(a)(v) and Sections 8.03(a)(i), (ii) and (iii), any dividend or distribution to which this
         Section 8.03(a)(v) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock to which Section 8.03(a)(ii) or (iii) applies (or both), shall be deemed instead to be (A) a dividend or distribution of the evidences of indebtedness, assets, shares of capital stock, rights or warrants other than such shares of Common Stock or rights or warrants to which Section 8.03(a)(ii) or (iii) applies (and any Conversion Price reduction required by this

         Section 8.03(a)(v) with respect to such dividend or distribution shall then be made) immediately followed by (B) a dividend or distribution of such shares of Common Stock or such rights or warrants (and any further Conversion Price reduction required by Sections 8.03(a)(i), (ii) or
         (iii) with respect to such dividend or distribution shall then be made), except that (1) the Common Stock Record Date of such dividend or distribution shall be substituted as "the date fixed for the determination of stockholders entitled to receive such dividend or other distribution", "the Common Stock Record Date fixed for such determination" and "the Common Stock Record Date" within the meaning of
         Section 8.03(a)(i) and as "the date fixed for the determination of shareholders entitled to receive such rights or warrants", "the Common Stock Record Date fixed for the determination of the share holders entitled to receive such rights or warrants" and "such Common Stock Record Date" for purposes of Section 8.03(a)(ii) or (iii), and (2) any shares of Common Stock included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" for the purposes of Section 8.03(a)(i).

                  (vi) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this Section 8.03(a)(vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 8.03 shall be made by Borrower and shall be made to the nearest cent. No adjustment need be made for a change in the par value or no par value of any Common Stock.

                  (vii) Whenever the Conversion Price is adjusted as herein provided, Borrower shall promptly deliver to the Lender an Officer's Certificate setting forth the Conversion Price after such adjustment, a brief statement of the facts requiring such adjustment and the date on which each adjustment becomes effective. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

                  (viii) In any case in which this Section 8.03(a) provides that an adjustment shall become effective immediately after a Common Stock Record Date for an event, Borrower may defer until the occurrence of such event issuing to the holder of any Note converted after such Common Stock Record Date and before the occurrence of such event the additional shares of Class B Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Class B Common Stock issuable upon such conversion before giving effect to such adjustment.

                  (ix) For purposes of this Section 8.03(a), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of Borrower or by any of its Subsidiaries. Borrower shall not pay any dividend or make any distribution on shares of Common Stock held in the treasury of Borrower or by any of its Subsidiaries.

                  (x) In the event that the holder of any Note would be entitled to receive upon conversion thereof any Redeemable Capital Stock and Borrower redeems, exchanges or otherwise acquires all of the outstanding shares or other units of such Redeemable Capital Stock (such event being a "Redemption Event"), then, from and after the effective date of such Redemption Event, the holders of Notes then outstanding shall be entitled to receive upon conversion of such Notes, in lieu of shares or units of such Redeemable Capital Stock, the kind and amount of shares of stock and other securities and property receivable upon the Redemption Event by a holder of the number of shares or units of such Redeemable Capital Stock into which such Notes could have been converted immediately prior to the effective date of such Redemption Event (assuming, to the extent applicable, that such holder failed to exercise any rights of election with respect thereto and received per share or unit of such Redeemable Capital Stock the kind and amount of stock and other securities and property received per share or unit by a plurality of the non-electing shares or units of such Redeemable Capital Stock), and (from and after the effective date of such Redemption Event) the holders of the Notes shall have no other conversion rights under these provisions with respect to such Redeemable Capital Stock. For purposes of this Section 8.03(a)(x) "Redeemable Capital Stock" means a class or series of capital stock of Borrower that provides by its terms a right in favor of Borrower to call, redeem, exchange or otherwise acquire all of the outstanding shares or units of such class or series.

         (b) In case of any consolidation of Borrower with, or merger of Borrower into, any other Person, or in case of any merger of another Person into Borrower (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), or in case of any sale, conveyance or transfer of all or substantially all the assets of Borrower, a holder any Note shall have the right thereafter to convert such Note into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer by a holder of the number of shares of Class B Common Stock into which such Note might have been converted immediately prior to such consolidation, merger, conveyance or transfer, assuming such holder of shares of Class B Common Stock failed to exercise any rights of election as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer (provided that, if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer is not the same for each share of Class B Common Stock in respect of which such rights of election shall not have been exercised ("nonelecting share"), then for the purpose of this Section 8 the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer by each nonelecting share shall be deemed to be the kind and amount so receivable per share by a plurality of the nonelecting shares). Such securities shall provide for adjustments which, for events subsequent to the effective date of the triggering event, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8. The above provisions of this Section 8 shall similarly apply to successive consolidations, mergers, conveyances or transfers.

         (c)      In case:

                  (i) Borrower shall declare a dividend (or any other distribution) on its Class A Common Stock or Class B Common Stock payable otherwise than in cash out of its earned surplus; or

                  (ii) Borrower shall authorize the granting to all holders of its shares of Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

                  (iii) of any reclassification of the Common Stock (other than a subdivision or combination of Borrower's outstanding shares of Common Stock), or of any consolidation or merger to which Borrower is a party and for which approval of any shareholders of Borrower is required, or the sale, conveyance or transfer of all or substantially all the assets of Borrower; or

                 (iv) of the voluntary or involuntary dissolution, liquidation or winding-up of Borrower; or

                 (v) Borrower shall take any other action referred to in this
         Section 8;

then Borrower shall deliver to Lender, at least 20 Business Days (or 10 Business Days in any case specified in clause (i) or (ii) above) prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up. Any failure to give the notice required by this
Section 8.03(c) or any defect therein shall not affect the legality or validity of any dividend, distribution, right, warrant, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up, or the vote upon any such action.

         8.04 Fractional Shares. No fractional shares of Class B Common Stock shall be issued or delivered as interest hereunder pursuant to Section 2.04(d)(iii) or upon conversion of any Loan. If any fractional interest in a share of Class B Common Stock would otherwise be deliverable as interest or upon conversion of a Loan, Borrower shall deliver to Lender, in lieu of a fraction of a share, an amount in cash equal to the Average Market Price per Share of the Class A Common Stock on the date such delivery would otherwise be due, times such fraction.

         8.05 Reservation of Shares. Borrower shall at all times reserve and keep available out of its authorized capital stock, solely for the purpose of issuance upon conversion of any Loan as herein provided, and as payment of interest pursuant to Section 2.04(d)(iii), (a) a number of shares of Class B Common Stock equal to the sum of (i) the number of shares of Class B Common Stock issuable upon conversion of all Loans hereunder, assuming that the Commitment is at all times fully drawn and (ii) the number of shares of Class B Common Stock issuable as interest thereon through maturity pursuant to Section 2.04(d)(iii) assuming that the Average Price per Share of the Class A Common Stock on any date of determination remains constant through maturity, and (b) such number of shares of Class A Common Stock as would be issuable upon the conversion of all such shares of Class B Common Stock.

         8.06 No impairment. Borrower will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Borrower but will at all times in good faith assist in the carrying out of all the provisions of this
Section 8 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of Lender against impairment.

         8.07 Stockholder Approval. If required by the Marketplace Rules of The Nasdaq Stock Market or any applicable law or regulation, Borrower shall submit this Agreement (or the relevant provisions hereof) for approval at the next annual or special meeting of stockholders of Borrower (or by written consent in lieu of such meeting). Notwithstanding any other provision of this Agreement, unless and until such approval has been obtained, the Loans shall not be convertible into shares of Class B Common Stock, except to the extent that the issuance of shares of Class B Common Stock upon such conversion would not require stockholder approval under the Marketplace Rules of The Nasdaq Stock Market or any applicable law or regulation.

                                   SECTION 9.
                                  MISCELLANEOUS

         9.01 CUMULATIVE REMEDIES; NO WAIVER. The rights, powers, privileges and remedies of Lender provided herein or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by laws or equity. No failure or delay on the part of Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy.

         9.02 AMENDMENTS; CONSENTS. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower therefrom, may in any event be effective unless in writing signed by Lender (and, in the case of any amendment, modification or supplement of or to any Loan

Document to which Borrower is a party, signed by Borrower), and then only in the specific instance and for the specific purpose given.

         9.03 ATTORNEY COSTS, EXPENSES AND TAXES. Borrower shall pay on demand, accompanied by an invoice therefor, the reasonable costs and expenses of Lender in connection with the refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto. The foregoing costs and expenses shall include Attorney Costs and other out-of-pocket expenses incurred by Lender, and independent public accountants and other outside experts retained by Lender. Borrower shall pay any and all applicable taxes and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify Lender from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of Borrower to perform any of its Obligations. Any amount payable to Lender under this Section shall bear interest from the date incurred by Lender at the Interest Rate.

         9.04 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of Borrower to any Loan Document, will survive the making of the Loans hereunder and the execution and delivery of any Notes, and have been or will be relied upon by Lender, notwithstanding any investigation made by Lender or on its behalf.

         9.05 NOTICES. Except as otherwise provided in any Loan Document, notices, requests, demands, directions, agreements and documents delivered in connection with the Loan Documents (collectively, "communications") shall be transmitted by Requisite Notice to the number and address set forth below:

         (a)      If to Liberty:

                             Liberty Media Corporation
                             9197 South Peoria Street
                             Englewood, CO  80112
                             Attention:  Elizabeth M. Markowski, Esq.
                             Facsimile:  (720) 875-5382


          (b)     If to Borrower:

                             Liberty Livewire Corporation
                             520 Broadway, 5th floor

                             Santa Monica, CA  90401
                             Attention:  Marcus O. Evans, General Counsel
                             Facsimile: (310) 434-7005

         (c)      In either case, with a copy to: :

                             Baker Botts, L.L.P.
                             599 Lexington Avenue
                             New York, NY  10022
                             Attention:  Marc A. Leaf
                             Facsimile:  (212) 705-5125

These notices may be delivered by the following modes of delivery and shall be effective, except as otherwise provided for herein, as follows:

          MODE OF DELIVERY                EFFECTIVE ON EARLIER OF ACTUAL RECEIPT AND:
          ----------------                -------------------------------------------
Courier                                  Scheduled delivery date

Facsimile                                When transmission in legible form complete

Mail                                     Fourth Business Day after deposit in U.S. mail
                                         first class postage pre-paid

Personal delivery                        When received

Electronic mail/digital transmission     When received

Telephone (if permitted hereunder)       When conversation completed

Lender shall be entitled to rely and act on any notice purportedly given by or on behalf of Borrower even if such notice (i) was not made in a manner specified herein, (ii) was incomplete, (iii) was not preceded or followed by any other notice specified herein, or (iv) the terms of such notice as understood by the recipient varied from any subsequent related notice provided for herein. Borrower shall indemnify Lender from any loss, cost, expense or liability as a result of relying on any notice permitted herein.

         9.06         EXECUTION OF LOAN DOCUMENTS.

         Unless Lender otherwise specifies with respect to any Loan Document,
(a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and
(b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

         9.07         BINDING EFFECT; ASSIGNMENT.

         (a) This Agreement and the other Loan Documents to which Borrower is a party will be binding upon and inure to the benefit of Borrower, Lender, and their respective successors and assigns, except that, Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of Lender. Lender may at any time pledge any Note or any other instrument evidencing its rights as Lender under this Agreement to any other party, but no such pledge shall release Lender from its obligations hereunder.

         (b) Subject to the Subordination Agreement, from time to time following the date hereof, Lender may assign to one or more parties all or any portion of its rights and obligations under this Agreement, subject to the prior written consent of Borrower (which consent shall not unreasonably be withheld). Borrower agrees that, upon an assignment pursuant to the sentence above, it shall execute and deliver any documents requested by Lender to effectuate such assignment.

         9.08 INDEMNITY BY BORROWER. Borrower agrees to indemnify, save and hold harmless Lender and its respective Affiliates, directors, officers, agents, attorneys and employees (collectively the "Indemnitees") from and against: (a) any and all claims, demands, actions or causes of action if the claim, demand, action or cause of action arises out of or relates to any act or omission (or alleged act or omission) of Borrower, its Affiliates or any of their officers, directors or stockholders relating to the Commitment, the use or contemplated use of proceeds of any Loan, or the relationship of Borrower and Lender under this Agreement; (b) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) above; and (c) any and all liabilities, losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee.

         9.09 NONLIABILITY OF LENDER. Borrower acknowledges and agrees that:

         (a) By accepting or approving anything required to be observed, performed, fulfilled or given to Lender pursuant to the Loan Documents, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Lender; and

         (b) Lender shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Borrower's property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnify and hold Lender harmless from any such loss, damage, liability or claim.

         9.10 NO THIRD PARTIES BENEFITED. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower and Lender in connection with the Loans, and is made for the sole benefit of Borrower, Lender and their respective successors and assigns.

         9.11 FURTHER ASSURANCES. Borrower and its Subsidiaries shall, at their expense and without expense to Lender, do, execute and deliver such further acts and documents as Lender from time to time reasonably requires for the assuring and confirming unto Lender of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

         9.12 INTEGRATION. This Agreement, together with the other Loan Documents and the Subordination Agreement, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document (other than the Subordination Agreement, which limits the rights of Lender hereunder in accordance therewith, for the benefit of the Senior Creditors, as such term is defined therein), the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Without limiting the generality of the foregoing, this Agreement subsumes and supersedes any agreement, commitment or understanding, whether written or oral, with respect to a $20,000,000 subordinated debt facility between Borrower and Lender (or a subsidiary or affiliate thereof) in support of Borrower's pending acquisition of Group W Network Services, which facility was discussed at the November 28, 2000 meeting of Borrower's board of directors.

         9.13 FAILURE TO CHARGE NOT SUBSEQUENT WAIVER. Any decision by Lender not to require payment of any interest, fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of Lender's right to require full payment of any interest, fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

         9.14 GOVERNING LAW. Except to the extent otherwise provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.

         9.15 SEVERABILITY OF PROVISIONS. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

         9.16 HEADINGS. Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

         9.17 TIME OF THE ESSENCE. Time is of the essence of the Loan Documents.

         9.18 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTY HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         9.19 PURPORTED ORAL AMENDMENTS. BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF LENDER THAT DOES NOT COMPLY WITH SECTION 9.02 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

         9.20 CERTAIN PROVISIONS RELATING TO SUBORDINATION. (a) Nothing contained in the Subordination Agreement is intended to or shall impair as among Borrower, Lender and Borrower's creditors other than the Senior Creditors, the obligation of Borrower, which shall be absolute and unconditional, to pay to Lender the principal of, interest on and fees with respect to the Loans, as and when the same shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents, and otherwise to perform its obligations hereunder or is intended to or shall affect the relative rights of Lender and the creditors of Borrower other than the Senior Creditors.

         (b) Borrower shall give prompt written notice to Lender of any fact known to Borrower that would prohibit the making of any payment to Lender pursuant to any provision of the Subordination Agreement.

         (c) After the prior indefeasible payment in full in cash of all Senior Indebtedness (as defined in the Subordination Agreement), to the extent that any amounts paid or required to be paid to Lender hereunder shall have been applied to satisfy any Senior Indebtedness pursuant to the Subordination Agreement, Lender shall be subrogated to any rights of the holders of such Senior Indebtedness to receive payments or distributions of assets of Borrower made on such Senior Indebtedness until the principal of and interest on the Loans shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which Lender would have been entitled except for the Subordination Agreement shall, as among Borrower, its creditors other than Senior Creditors, and Lender, be deemed to be a payment by Borrower to or on account of any Senior Indebtedness, it being understood that the Subordination Agreement is and is intended solely for the purpose of defining the relative rights of the Lender, on the one hand, and the Senior Creditors, on the other hand.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.



                                          LIBERTY LIVEWIRE CORPORATION,
                                          A DELAWARE CORPORATION


                                          By:   /s/ William E. Niles
                                             -----------------------------------
                                                Name:  William E. Niles
                                                Title: Senior Vice President

                                          LIBERTY MEDIA CORPORATION,
                                          A DELAWARE CORPORATION


                                          By:   /s/ Elizabeth M. Markowski
                                             -----------------------------------
                                                Name:  Elizabeth M. Markowski
                                                Title: Senior Vice President